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                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           AMERICAN TELECASTING, INC.


         AMERICAN TELECASTING, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. That the Board of Directors of the Corporation acting at a meeting in accordance with the Corporation's Amended and Restated Bylaws and the General Corporation Law of the State of Delaware, adopted resolutions providing that the Restated Certificate of Incorporation of the Corporation be amended by deleting Section 4.1, in its entirety and inserting the following in place thereof:


                 Section 4.1. Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 58,000,0000 shares. The authorized capital stock is divided into 3,000,000 shares of Preferred Stock, of the par value of $.01 each (the "Preferred Stock"), and 55,000,000 shares of Common Stock, of the par value of $.01 each (the "Common Stock"). The shares of Common Stock of the Corporation shall consist of two classes, 45,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock.

         2. That thereafter at the Annual Meeting of the Stockholders of American Telecasting, Inc., duly called and convened, a majority of the stock of the Corporation entitled to vote thereon approved the foregoing amendment.

         3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Robert D. Hostetler, the Chief Executive Officer and President of the Corporation, and attested by David K. Sentman, the Assistant Secretary of the Corporation, as of this 24th day of April, 1997.



                                                 By:
                                                    ----------------------------
                                                 Name: Robert D. Hostetler
                                                 Title: Chief Executive Officer
                                                          and President

Attest:

By:
   --------------------------
Name: David K. Sentman
Title: Assistant Secretary